Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS THIRD-QUARTER RESULTS
Record Revenues, Ongoing Operating Profit and Earnings
Company Continues to Expect Record Financial Performance for the Year

BENTON HARBOR, Mich., October 23, 2015 - Whirlpool Corporation (NYSE: WHR) announced today third-quarter GAAP net earnings of $235 million, or $2.95 per diluted share, compared to $230 million, or $2.88 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) totaled a record $3.45 compared to $3.04 in the same prior-year period, primarily driven by the benefits of cost and capacity-reduction initiatives, ongoing cost productivity, favorable price/mix and benefits from acquisition integration activities.

Net sales in the quarter were a third-quarter record $5.3 billion compared to $4.8 billion during the same prior-year period, an increase of over 9 percent. Excluding the impact of currency, sales increased nearly 25 percent.

"We are pleased with the strong financial results we delivered in the third quarter," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. "Our operating plans and focused execution delivered another quarter of record revenues, operating profit and earnings in spite of a challenging operating environment in several key emerging markets."

Third-quarter GAAP operating profit totaled $329 million compared to $335 million in the same prior-year period. Record third-quarter ongoing business operating profit(2) totaled $418 million, or 7.9 percent of sales, compared to $387 million in the same prior-year period. Benefits from acquisition integration activities, cost and capacity-reduction initiatives, ongoing cost productivity and favorable price-mix more than offset unfavorable currency, declining emerging market demand and increased investments in marketing, technology and products.

For the nine months ended September 30, 2015, the company reported cash used in operating activities of $(157) million compared to cash used in operating activities of $(128) million in the same prior-year period. Whirlpool Corporation reported free cash flow(3) of $(492) million in the first nine months of 2015 compared to free cash flow(3) of $(532) million in the same prior-year period.

OUTLOOK

Whirlpool Corporation has updated its full year 2015 guidance primarily to reflect continued weakness in emerging market demand and negative currency impacts. As a result of these changes, along with the benefits of previously announced actions to improve margins, the company now expects to deliver GAAP earnings per diluted share of $9.75 to $10.25 and ongoing business earnings per diluted share of $12.00 to $12.50 for the full year 2015.

2015 EPS Outlook
Prior GAAP Diluted EPS(i)	$9.50 - $10.50
Legacy Product Warranty and Liability Expenses(ii)	(0.41)
Reduced Restructuring Expenses(ii)	0.61
Additional Benefit Plan Curtailment Gains(ii)	0.15
Brazil Demand and Currency	(0.50)
Effective Tax Rate Benefit	0.25
Current GAAP Diluted EPS(i)	$9.75 - $10.25

Benefit Plan Curtailment Gain	(0.61)
Restructuring Expense	2.24
Combined Acquisition Related Transition Costs	0.57
Legacy Product Warranty and Liability Expenses	0.41
Pension Settlement Charges	0.15
Proceeds Related to a Business Investment	(0.62)
Antitrust Resolutions	0.13
Ongoing Business Diluted EPS(i)	$12.00 - $12.50
(i) Diluted EPS available to Whirlpool.
(ii) These changes do not impact Ongoing Business Diluted EPS.

For the full-year 2015, the company now expects to generate free cash flow(3) of approximately $600 million to $700 million. Included in this guidance are restructuring cash outlays of up to $200 million, capital spending of approximately $700 million to $750 million and U.S. pension contributions of approximately $72 million.

"We remain focused on value creation and executing our long-term growth strategy," said Fettig, "and we will deploy additional actions as necessary to continue delivering strong returns for our shareholders.”

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported third-quarter net sales of $2.8 billion, unchanged from the same prior-year period. Excluding the impact of currency, sales increased nearly 3 percent.

The region reported a third-quarter operating profit of $349 million, compared to $304 million in the same prior-year period. Ongoing business segment operating profit(4) totaled a third-quarter record of $336 million, or 12.0 percent of sales, compared to $304 million, or 10.9 percent of sales, in the same prior-year period. Ongoing cost productivity and favorable raw materials more than offset unfavorable currency and increased investments in marketing, technology and products.

The company expects full-year 2015 industry unit shipments to increase by approximately 5 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported third-quarter net sales of $1.5 billion, compared to $0.8 billion in the same prior-year period, an increase of 85 percent. Excluding the impact of currency, sales increased over 127 percent.

The region reported third-quarter operating profit of $32 million, compared to $9 million in the same prior-year period. Ongoing business segment operating profit(4) totaled a third quarter record $71 million, or 4.9 percent of sales, compared to $9 million, or 1.2 percent of sales, in the same prior-year period. The benefits from acquisition integration activities, favorable price-mix, ongoing cost productivity and the benefits of cost and capacity-reduction initiatives more than offset unfavorable currency and increased investment in marketing, technology and products.

The company expects full-year 2015 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported third-quarter net sales of $0.8 billion, compared to $1.1 billion in the same prior-year period. Excluding the impact of currency, sales decreased by 7 percent.

The region reported third-quarter GAAP operating profit of $31 million, or 4.2 percent of sales, compared to $118 million, or 10.4 percent of sales, in the same prior-year period. Improved product price/mix and the benefit of cost and capacity reductions were more than offset by unfavorable currency and lower unit volumes due to a weaker demand environment in Brazil.

The company expects full-year 2015 industry unit shipments in Brazil to decrease by approximately 20 percent.

Whirlpool Asia

Whirlpool Asia reported third-quarter net sales of $346 million, compared to $157 million in the same prior-year period, an increase of 120 percent. Excluding the impact of currency, sales increased over 127 percent.

The region reported a third-quarter GAAP operating profit of $24 million, compared to an operating loss of $(8) million in the same prior-year period. Ongoing business segment operating profit(4) totaled a third quarter record $27 million, or 7.7 percent of sales, compared to $(8) million, or (5.0) percent of sales, in the same prior-year period. Benefits from acquisition integration activities, favorable raw materials and the benefits of cost and capacity-reduction initiatives positively impacted margins.

The company expects full-year 2015 industry unit shipments to decrease by approximately 2 percent.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

THIRD-QUARTER 2015 // PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is the global home appliance industry leader with deep consumer insights and a strong portfolio of brands worldwide. We offer compelling home solutions both within and beyond our core appliance business, delivering innovation that matters to consumers and positioning our company for continued growth and profitability.

Company Awards & Recognition

•	Whirlpool Corporation was named as one of the "50 Best Companies to Sell For" by Selling Power magazine.

•	Hispanic Network Magazine named Whirlpool Corporation to its "Best of the Best" list as a leading company for Hispanic employees.

•	Whirlpool Canada received the 2015 ENERGY STAR® Manufacturer of the Year award from Natural Resources Canada.

•	Forbes Brazil magazine recognized Whirlpool as one of the ten most innovative companies in Brazil.

•	Whirlpool Corporation was recognized for its commitment to sustainability and natural resource efficiency with inclusion in the 2015 Dow Jones Sustainability North America Index.

Product Innovation

•	Swash 10 Minute Clothing Care System (from Whirlpool and Procter & Gamble) was named a finalist for Fast Company’s 2015 Innovation By Design Awards.

•	Whirlpool Protton World Series Refrigerator has been selected for the prestigious Good Design Awards 2015 in Japan.

•	Whirlpool brand’s Supreme Care front load washing machine received the prestigious Quiet Mark for delivering exceptional performance while being the quietest machine available in Europe.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $20 billion in annual sales, 100,000 employees and 70 manufacturing and technology research centers throughout the world in 2014. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in more than 170 countries. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) acquisition and investment-related risk, including risk associated with our acquisitions of Hefei Sanyo and Indesit, and risk associated with our increased presence in emerging markets; (3) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (4) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (5) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (6) the ability of Whirlpool to manage foreign currency fluctuations; (7) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (8) the effects and costs of governmental investigations or related actions by third parties; (9) changes in the legal and regulatory environment including environmental and health and safety regulations; (10) Whirlpool's ability to maintain its reputation and brand image; (11) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (12) information technology system failures and data security breaches; (13) product liability and product recall costs; (14) inventory and other asset risk; (15) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (16) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (17) the uncertain global economy; (18) our ability to attract, develop and retain executives and other qualified employees; (19) the impact of labor relations; (20) Whirlpool's ability to obtain and protect intellectual property rights; and (21) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except share data)

	Three Months Ended		Nine Months Ended
	2015	2014	2015	2014
Net sales	$5,277	$4,824	$15,331	$13,869
Expenses
Cost of products sold	4,347	3,997	12,643	11,500
Gross margin	930	827	2,688	2,369
Selling, general and administrative	529	448	1,583	1,344
Intangible amortization	18	6	55	17
Restructuring costs	54	38	145	101
Operating profit	329	335	905	907
Other income (expense)
Interest and sundry income (expense)	(21)	(39)	(32)	(78)
Interest expense	(41)	(35)	(124)	(119)
Earnings before income taxes	267	261	749	710
Income tax expense	17	26	116	126
Net earnings	250	235	633	584
Less: Net earnings available to noncontrolling interests	15	5	30	15
Net earnings available to Whirlpool	$235	$230	$603	$569
Per share of common stock
Basic net earnings available to Whirlpool	$2.98	$2.92	$7.64	$7.26
Diluted net earnings available to Whirlpool	$2.95	$2.88	$7.54	$7.16
Dividends declared	$0.90	$0.75	$2.55	$2.125
Weighted-average shares outstanding (in millions)
Basic	78.8	78.4	78.9	78.3
Diluted	79.7	79.6	79.9	79.4

Comprehensive income	$45	$39	$254	$429

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets
Cash and equivalents	$698	$1,026
Accounts receivable, net of allowance of $165 and $154, respectively	2,914	2,768
Inventories	2,943	2,740
Deferred income taxes	341	417
Prepaid and other current assets	983	1,147
Total current assets	7,879	8,098
Property, net of accumulated depreciation of $5,964 and $5,959, respectively	3,684	3,981
Goodwill	3,039	2,807
Other intangibles, net of accumulated amortization of $309 and $267, respectively	2,705	2,803
Deferred income taxes	1,917	1,900
Other noncurrent assets	399	413
Total assets	$19,623	$20,002
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,162	$4,730
Accrued expenses	693	852
Accrued advertising and promotions	614	673
Employee compensation	426	499
Notes payable	803	569
Current maturities of long-term debt	507	234
Other current liabilities	1,006	846
Total current liabilities	8,211	8,403
Noncurrent liabilities
Long-term debt	3,502	3,544
Pension benefits	976	1,123
Postretirement benefits	405	446
Other noncurrent liabilities	740	690
Total noncurrent liabilities	5,623	5,803
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 110 million shares issued, and 78 million shares outstanding	110	110
Additional paid-in capital	2,597	2,555
Retained earnings	6,611	6,209
Accumulated other comprehensive loss	(2,211)	(1,840)
Treasury stock, 32 million shares	(2,244)	(2,149)
Total Whirlpool stockholders’ equity	4,863	4,885
Noncontrolling interests	926	911
Total stockholders’ equity	5,789	5,796
Total liabilities and stockholders’ equity	$19,623	$20,002

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Nine Months Ended
	2015	2014
Operating activities
Net earnings	$633	$584
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	496	397
Curtailment gain	(63)	—
Changes in assets and liabilities:
Accounts receivable	(405)	(302)
Inventories	(397)	(399)
Accounts payable	(288)	44
Accrued advertising and promotions	(34)	(18)
Accrued expenses and current liabilities	(26)	(161)
Taxes deferred and payable, net	(44)	40
Accrued pension and postretirement benefits	(109)	(165)
Employee compensation	(31)	(55)
Other	111	(93)
Cash used in operating activities	(157)	(128)
Investing activities
Capital expenditures	(391)	(422)
Proceeds from sale of assets and business	35	18
Change in restricted cash	21	—
Acquisition of Indesit Company S.p.A.	—	(75)
Acquisition of Hefei Rongshida Sanyo Electric Co., Ltd.	—	(250)
Investment in related businesses	(72)	(16)
Other	—	(3)
Cash used in investing activities	(407)	(748)
Financing activities
Proceeds from borrowings of long-term debt	531	818
Repayments of long-term debt	(278)	(606)
Dividends paid	(200)	(165)
Net proceeds from short-term borrowings	307	476
Common stock issued	36	31
Repurchase of common stock	(95)	(25)
Purchase of noncontrolling interest shares	—	(5)
Other	(5)	(13)
Cash provided by financing activities	296	511
Effect of exchange rate changes on cash and equivalents	(60)	(28)
Decrease in cash and cash equivalents	(328)	(393)
Cash and equivalents at beginning of period	1,026	1,380
Cash and equivalents at end of period	$698	$987

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), earnings before interest and taxes (EBIT) margin, ongoing business earnings before interest and taxes (EBIT), ongoing business earnings before interest and taxes (EBIT) margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings per diluted share available to Whirlpool, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2015. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	September 30, 2015
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$329	$308	$2.95
Restructuring Expense(a)	54	54	0.54
Acquisition Related Transition Cost(b)	9	9	0.11
Benefit Plan Curtailment Gain(c)	(16)	(16)	(0.16)
Gain Related to a Business Investment(d)	—	1	0.01
Legacy Product Warranty and Liability Expenses(e)	42	42	0.42
Normalized Tax Rate Adjustment(f)	—	—	(0.42)
Ongoing Business Measure	$418	$398	$3.45

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(21) million] and Operating Profit.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	September 30, 2014
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP Measure	$335	$296	$2.88
Restructuring Expense(a)	38	38	0.36
Investment Expense(g)	14	25	0.24
Antitrust Resolutions(h)	—	2	0.02
Normalized Tax Rate Adjustment(f)	—	—	(0.46)
Ongoing Business Measure	$387	$361	$3.04

(5) Earnings Before Interest & Taxes is a non-GAAP measure calculated by adding Interest and sundry income (expense) [approximately $(39) million] and Operating Profit.

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended September 30, 2015. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	September 30, 2015
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Acquisition Related Transition Cost (b)	Benefit Plan Curtailment Gain(c)	Legacy Product Warranty and Liability Expenses (e)	Ongoing Business Segment Operating Profit (Loss)
North America	$349	$—	$—	$(16)	$3	$336
Latin America	31	—	—	—	—	31
EMEA	32	—	—	—	39	71
Asia	24	—	3	—	—	27
Other/Eliminations	(107)	54	6	—	—	(47)
Total Whirlpool Corporation	$329	$54	$9	$(16)	$42	$418

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended September 30, 2014. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	September 30, 2014
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Investment Expense(g)	Ongoing Business Segment Operating Profit (Loss)
North America	$304	$—	$—	$304
Latin America	118	—	—	118
EMEA	9	—	—	9
Asia	(8)	—	—	(8)
Other/Eliminations	(88)	38	14	(36)
Total Whirlpool Corporation	$335	$38	$14	$387

Footnotes:

a.
During the third quarters of 2015 and 2014, we recorded restructuring charges of $54 million and $38 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $12 million and $9 million, respectively.

b.
During the third quarter of 2015, we recognized acquisition related transition costs of $9 million associated with the acquisition of a majority interest in Hefei Sanyo and the acquisition of Indesit. The earnings per diluted share impact is calculated based on an income tax impact of $2 million.

c.	During the third quarter of 2015, we recorded a benefit plan curtailment gain of $16 million. The earnings per diluted share impact is calculated based on an income tax impact of $4 million.

d.
During the third quarter of 2015, we recognized an expense related to a business investment of $1 million. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

e.
During the third quarter of 2015, we recognized expenses of $39 million related to legacy product warranty and liability actions on heritage Indesit product in Europe and a $3 million charge associated with a separate product recall in North America. The earnings per diluted share impact is calculated based on an income tax impact of $9 million.

f.
During the third quarter of 2014, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to anticipated full-year effective tax rates of approximately 24%. During the third quarter of 2015, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to anticipated full-year effective tax rates of approximately 22%.

g.
During the third quarter of 2014 we recognized an investment expense of $25 million related to the pending acquisition of a majority interest in Hefei Sanyo completed in the fourth quarter of 2014 and the pending acquisition of Indesit completed in the fourth quarter of 2014. The earnings per diluted share impact is calculated based on an income tax impact of $6 million.

h.
During the third quarter of 2014, we recognized expenses of approximately $2 million related to antitrust resolutions. The earnings per diluted share impact is calculated based on income tax impact of $0 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles nine-month ended September 30, 2015 and 2014 and projected full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Nine Months Ended September 30,
(millions of dollars)	2015	2014	2015 Outlook
Cash Provided by (Used in) Operating Activities	$(157)	$(128)	$1,300 - $1,450
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(335)	(404)	(700) - (750)
Free Cash Flow	$(492)	$(532)	~$600 - $700

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital.
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